As Filed with the Securities and Exchange Commission on May 28, 1996.

                                              Registration No.___________

                             UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C., 20549
                                Form S-8
                          REGISTRATION STATEMENT
                                  Under
                        The Securities  Act of 1933


                      Commission file number 0-16734

                          C.E.C. INDUSTRIES CORP.
            (Exact name of registrant as specified in charter)

              Nevada                                  87-0217252
         (State of other jurisdiction of              (I.R.S. Employer
         incorporation or organization)               Identification Number)

         23 Cactus Garden Drive #F-60
         Henderson, Nevada                            89014
         (Address of Principal Executive Office)      (Zip Code)

              C.E.C. INDUSTRIES CORP. 1995 STOCK AWARD PLAN
                         (Full Title of the Plan)
                              (702) 893-4747
           (Registrant's Telephone Number, Including Area Code)

                         Gerald Levine, President
                    23 Cactus Garden Drive, Suite F-60
                 Henderson, Nevada, 89014  (702) 893-4747


                     CALCULATION OF REGISTRATION FEE

________________________________________________________________________
Title of       Amount      Proposed maximum  Proposed maximum  Amount of
Securities to  to be       offering price    aggregate         Fee
be Registered  Registered  per Share*1       offering Price*1
________________________________________________________________________
 Common Stock  762,136     $0.3617           $275,701.07       $95.07
 $.05
________________________________________________________________________

*1   Estimated solely for the purpose of calculating the registration fee on the basis of the average bid and ask price of the Common Stock as reflected on the National Association of Securities Dealers Automated Quotation System on May 28, 1996.

PROSPECTUS                      The date of this Prospectus is May 28, 1996


                        C.E.C. INDUSTRIES, CORP.


                  Up to 762,136 Shares of Common Stock
       Received by Directors, Officers, Consultants and Employees
           Under the Company's Consultant and Employee Stock
       Compensation Plan and Reoffered by Means of this Prospectus



Selling shareholders of C.E.C. Industries, Corp., ("Company") will offer their shares through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one month period to the greater of 1% of the total outstanding common stock (or approximately 156,718 shares) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The securities offered hereby involve a high degree of risk. See "Risk
Factors."

                           SUMMARY OF PROSPECTUS

This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through the Company's Consultant and Employee Compensation Plan. The Company's principal offices are located at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014 telephone number
(702) 893-4747.

ITEM 1. BUSINESS

(a) General

         C.E.C. Industries Corp. is a Nevada corporation with principal and executive offices located at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014, telephone (702) 893-4747. C.E.C. Industries Corp. and its consolidated subsidiaries are referred to as either C.E.C. or the Company. C.E.C. has been engaged in several unrelated businesses through its primary subsidiaries, Moonridge Development Corp., (real estate development and construction), Custom Environmental International, (carbon reactivation technology), and Sterling Travel, (travel businesses). Custom Environmental International was spun off from the Company during 1995 and Sterling Travel was unwound as a subsidiary due to the inability of Sterling to achieve the required income pursuant to the Acquisition Agreement.

         C.E.C. was incorporated as Justheim Petroleum Company in Nevada in 1952. C.E.C. Management Corp. was merged into Justheim Petroleum Company effective December 31, 1986, and was renamed C.E.C. Industries Corp. Prior to the merger, Justheim had historically engaged in the business of acquiring, holding and selling oil and gas leaseholds and retaining overriding royalty rights. C.E.C. Management Corp. primarily was in the business of engineering consulting and designing and marketing customized minerals processing systems and equipment. While the Company continues to receive oil and gas production overriding royalty income, it is no longer actively engaged in the business of buying and selling oil and gas leasehold interests. A majority of these royalty interests were sold near the end of the 1994 fiscal year.

         C.E.C.'s primary business had been the manufacture and sale of minerals processing equipment through its wholly-owned subsidiary, Custom Equipment Corporation. Custom was a pioneer in the development of custom gold processing equipment in the early to mid-1980's, thus, business was very profitable. However, as gold prices declined after the early 1980's, fewer gold plants were built, more competitors entered the market, and Custom's business was negatively impacted. The Company attempted to use its expertise and know-how to develop the carbon reactivation furnace technology in the water treatment industry, but the continued losses in the metallurgical business caused a capital drain necessitating other measures. Custom Environmental International became the renamed subsidiary to carry on the efforts, building a new prototype carbon furnace now being developed. The metallurgical equipment business was sold in fiscal year 1991. Custom was spun off from the Company during the last third fiscal quarter of 1996.

         In September 1993, the Board of Directors of C.E.C considered expanding the Company's business into business opportunities outside of the carbon reactivation furnace technology business, and thus caused several new directors with real estate expertise to join the C.E.C. board. The intent being to develop land owned by the Company in St. George, Utah as well as other properties to be acquired. A property in Las Vegas was immediately acquired for cash and convertible preferred stock. Private financing was arranged to provide the cash necessary for the purchase. The transaction also provided working capital for development of the property as well as for further development and marketing of the carbon technology. The Las Vegas property is partially being developed for a mini-storage facility with a three million dollar loan from the Bank of America.

         On November 2, 1995, the Company completed a transaction pertaining to the elimination of certain conversion rights relating to the Company's acquisition of approximately 23.91 acres of undeveloped land in Las Vegas,

Nevada, for $3,327,158. Part of the consideration was approximately 600,000 shares of preferred stock (the Preferred Stock ) at $4.00 per share convertible, after two years to common stock at a guaranteed bid price of not less than $4.00 per share. Pursuant to the terms of the agreement, in the event the bid price was less than the stated $4.00 per share at the time in which the shares are offered for conversion, the Company was obligated to issue additional common stock to satisfy any shortfall. Due to the substantial dilution which was anticipated to have occurred in February of 1996 as the result of the conversion, the Company negotiated for a modification of the agreement wherein the Preferred Stock was exchanged for non-convertible voting preferred stock, in addition to certain real property assets of the Company.

         On March 28th, 1996, the Company entered into a transaction wherein the Company acquired certain real property and mineral rights from O.T.S. Holdings, Inc. in exchange for the issuance to O.T.S. Holdings, Inc., of 8,660,000 shares of Common Stock of the Company. Refer to the 8-K filed on April 19th, 1996.

(b) Financial Information About Industry Segments

         The Company is currently engaged in one main businesses; real estate development and construction ( Moonridge ). Subsequent to the acquisition of certain assets from O.T.S. Holdings, Inc., as referenced above, the Company will pursue efforts to liquidate certain oil, coal, and timber rights associated with the property received in the acquisition of property from O.T.S. Holdings, Inc. Information regarding the Company's reportable business segments is set forth in Item 1(c) and Note 9 to the Consolidated Financial Statements.

(c) Narrative Description of Business

Moonridge Development Corp.

         Operations. The Company's real estate operations are conducted through the Company's wholly owned subsidiary, Moonridge Development Corp. ( Moonridge ), a licensed General Contractor in the State of Nevada. Moonridge is responsible for the development and/or construction of the following projects:

         Mini-Storage Facility - Las Vegas, Nevada. The Company owns approximately 7.28 acres of property generally described as the Mission Valley Mini Storage located on Russell Road, contiguous with U.S. Highway 95, outside the city limits of Las Vegas, Nevada. The project will consist of 1123 mini storage units totaling 103,564 square feet of space, in addition to 67 covered RV and boat storage spaces, and 74 uncovered RV and boat storage spaces, with projected annual net operating income upon completion of $682,882, (which includes signage income of $90,000). On March 31, 1995, the Company entered into a loan agreement with Bank of America for $3,000,000 to build the project. Permits were subsequently obtained from the County of Clark, Nevada, to commence clearing the project in preparation for construction. The project was initially to be constructed by the Company; however on May 20th, 1996, the Company entered into a transaction wherein the Company, in exchange for the reduction of approximately $1,500,000 in debt is exchanging the Mini-Storage Facility. It is anticipated that the transaction will be complete in June of 1996.

         17 Acre Planned Development - Las Vegas, Nevada. The Company owns approximately 17 acres of property contiguous with its 7.28 acre mini storage facility, located on Russell Road, contiguous with U.S.Highway 95, outside the city limits of Las Vegas, Nevada. The project was being master planned for a combination of commercial office space and multi-family units; however on November 30th, 1995, the Company entered into an agreement for the sale of approximately 17 acres of the property; however, the agreement is currently on hold due to a potential dispute between the Company and the buyer over the value of the property.

         320 Unit Multi-Family Project to be built - Henderson, Nevada. In June, 1995, the Company acquired a 24.5% interest in a 320 unit apartment project generally known as Victory Village, in exchange for 1,200,000 shares of Rule 144 stock. The project is located in Henderson, Nevada near the intersection of Lake Mead Blvd. and Boulder Highway. The City of Henderson issued bonds to facilitate the financing on the project, with HUD, (Department of Housing and Urban Development) insuring the construction and permanent loan in the sum of $16,442,400, at 6.38% interest, amortized over 40 years, paid monthly, which loan was recorded in June of 1995 against the approximate 17.72 acres. Permits for the project have been obtained from the City of Henderson, and construction on the project has commenced. In addition to the Company's interest in the project, Moonridge will act as the General Contractor on the project. It is anticipated that the project will be completed in August of 1996.

         Strategy. The Company's near term strategy for Moonridge Development Corp. is to concentrate its efforts on the closing of its Mission Valley Mini-Storage facility escrow and the concurrent reduction of debt, and complete construction of the 320 unit Victory Village project. Concurrent with the above, the Company intends to liquidate the 20 additional acres. In the event additional development opportunities present themselves, the Company intends to take advantage of the current economic climate in the Las Vegas area.

Other Investments

         The Company has written down the value of its 430,320 shares of Logos International, Inc. which had been acquired in 1991 when the office building and the majority interest in GLI Industries, Inc. were sold.
Because the quoted per share price of the stock decreased from over $5.00 bid at the end of the 1993 fiscal year to $.125 bid at March 31, 1994, the value was written down to $53,790, realizing a loss of $625,960 in fiscal 1994. Approximately half of the Logos stock was sold during 1995 resulting in a further loss and write-down of $46,395. The remaining value on the books is $2,605.

         On March 28th, 1996, the Company acquired 100% of Basia Holdings, Inc., a Tennessee Corporation that owns approximately 9,000 acres of proven coal and timber reserves. The geology survey reports estimates over 50 million tons of low sulfur coal and approximately 30 million tons can be mined by open pit methods. The Company is currently in contact with a large timber processor to determine the actual value of the timber reserves on the properties owned by Basia Holdings, Inc.

         The Company also acquired, on March 28th, 1996, two gas and mineral leases covering 15,500 acres of coal bed methane gas properties located in the Black Warrior Lagoon in Alabama. Geological consultants estimate over 31 Billion cubic feet of coal bed methane reserves are located in the area.

         Mid-Nevada Art, a Nevada corporation also acquired by the Company pursuant to the March 28th, 1996 Agreement. Mid-Nevada Art owns over 35 original oil paints by Sky M. Jones, Master American Painter. The paintings have been leased in the past, and the Company plans on continuing this endeavor.

         A division of Mid-Nevada Art, Silent Radio Distributorship for the Las Vegas area sells and maintains electronic moving message signs and systems in the Las Vegas area.

Executive Offices

         C.E.C.'s executive offices are located at 23 Cactus Garden Drive, F-60, Green Valley, Nevada 89014


EMPLOYEES

         The Company and its subsidiaries currently employ 16 full time employees and 6 part time employees.

PROPERTIES

         Principal and Executive Offices. C.E.C. rents 2,622 square feet of office space for its executive offices at 23 Cactus Garden Drive, F-60, Green Valley, Nevada 89014. Lease expenses for the years ended March 31, 1995, March 31, 1994 and March 31, 1993 were $42,030, and $8,615, respectively.

         Mission Valley Mini-Storage Facility. A general discussion of the mini-storage project is included under Item 1(c), Narrative Description of Business, Operations .

         Other Las Vegas Properties. A general discussion of the other parcels of property acquired on February 9, 1994, are included under
Item 1(c), Narrative Description of Business, Operations . Upon completion of the development plans for the approximate 20.30 acres located on Russell Road, Las Vegas, Nevada, contiguous with the Company's mini-storage facility, the Company will commence development and construction of the planned commercial and multi-family facilities or sell off the property.

         320 Unit - Victory Village Apartments. A general discussion of the 320 unit Victory Village project is included under Item 1(c), Narrative Description of Business , Operations . During June 1995, the Company acquired a 24.5% interest in the Victory Village III, Ltd. partnership utilizing Rule 144 restricted common stock of the Company valued at $700,000. A $16,442,400 loan was recorded against the approximate 17.72 acres providing the construction financing for the project. Moonridge Development Corp. will act as the General Contractor for the project. (See Note 13 of the consolidated financial statement)

                               RISK FACTORS

The purchase of the securities offered hereby is subject to risk. Investors should evaluate these risk factors carefully.

Need for Additional Financing.

The Company currently operates through revenues generated by sales of the Company's products. There is no assurance that such sales will continue as they have in the past, or will increase in the future. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Competition.

Although the Company believes its products are superior to those of its present competitors; the market for the Company's product lines is very large. As such, there are major companies that have already captured major portions of the various product markets which the Company's subsidiary's are involved. These companies have resources much greater than those of the Company. There is no assurance that the Company's products will continue to be competitive in the marketplace.

Markets Uncertain.

Despite the business experience of the officers, directors, and principal shareholders of the Company, and the Company's products there can be no assurance that markets for the Company's products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management.

All decisions with respect to the management of the Company will be made exclusively by its officers and directors. To a large extent, the success of the Company will depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel.

The success of the Company will be largely dependent on the personal efforts of key employees and directors, who are responsible for the development of the business of the Company. The Company relies heavily on the experience, expertise and business contacts of its officers and directors. If any of the officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

                 INFORMATION WITH RESPECT TO THE COMPANY

This prospectus is accompanied by the Company's Form 10K for the year ended March 31, 1995, and its latest Quarterly Reports filed subsequent thereto, for the quarter ending December 31, 1995. These Annual, Quarterly and Current Reports, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 23 Cactus Garden Drive, F-60, Henderson, Nevada 89014 telephone number (702) 893-4747.

PART II

Item 3. Incorporation of Documents by Reference.

    The following C.E.C. document are incorporated by reference in this Registration Statement: (a) C.E.C.'s Annual Report on Form 10-K for the year ended March 31, 1995; (b) C.E.C.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and December 31, 1995; (c) C.E.C.'s Current Report on Form 8-K dated October 1995; November 2, 1995, April 19th, 1996, and, (d) Amended Articles of Incorporation Reflecting Name Change and Authorized Shares.

    All documents filed by C.E.C. pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the date of the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the dates of the filing of such documents.

Item 4. Description of Securities.

    C.E.C.'s authorized stock consists of 50,000,000 shares of common stock, par value $.05 per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when as and if declared by the Board of Directors of C.E.C.; (ii) are entitled to share ratably in all of the assets of C.E.C. available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of C.E.C.; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and
(iv) are entitled to one non-cumulative vote per share, on outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued will be fully paid for and non-assessable.

Item 5. Interest of Named Experts and Counsel

    No expert named in the Registration Statement as having prepared or certified any part thereof, including counsel for the registrant named in the prospectus as having given and opinion upon the validity of the securities being registered, was employed for such purpose on a contingent basis, or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, or is connected with the registrant or any of its parents or subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Officers and Directors.

    Section 78.751 of the Nevada General Corporation Laws provides as Follows:

    78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.

    1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action , suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or a matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

    4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    (a) By the stockholders;

    (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

    (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

    5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

    6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

    (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    (b) Continues for a person who ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article XI of CEC's Bylaws provides as follows:

    Section 1. The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    The 1997 Stock Award Plan contains provisions indemnifying those same persons in their capacities as administrators of the Plan. C.E.C. does not have insurance to indemnify its offices and directors in accordance with any of the above.

Item 7. Exemption From Registration Claimed.

    Not Applicable

Item 8. Exhibits.

5 Opinion of Donald J. Stoecklein, Attorney-at-law, regarding legality of shares being issued (1).
10  Consultant and Employee Stock Compensation Plan (1).
24 Consent of Donald J. Stoecklein, Attorney-at-Law, (contained in its opinion filed as Exhibit 5 to this Registration Statement (1).
 __________________________________________

(1) Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 28th day of May 1996.

                                                C.E.C. INDUSTRIES CORP.


                                                By /s/ Gerald Levine
                                                Gerald Levine, President

                                                By /s/ Marie Levine
                                                Marie Levine, Secretary




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 28, 1996.

Signature               Title                   Date

/s/ Al Green
Al Green                Director                May 28, 1996

/s/ Gerald Levine
Gerald Levine           Director/President      May 28, 1996

/s/ Marie Levine
Marie Levine            Director/Secretary      May 28, 1996

                             EXHIBIT 5 AND 24
                          Opinion and Consent of
                           Donald J. Stoecklein

ATTORNEY AT LAW                        Telephone (702) 794-2590

DONALD J. STOECKLEIN
Practice Limited to Federal Securities

3773 Howard Hughes Parkway, Suite 200N, Las Vegas, Nevada 89109

                                       May 28, 1996

Mr. Gerald Levine
President
C.E.C. Industries, Corp.
23 Cactus Garden Drive, F-60
Henderson, Nevada 89014

    RE: REGISTRATION STATEMENT ON FORM S-8

Dear Mr. Levine:

You have requested our opinion as to the legality of the registration by you, C.E.C. Industries, Corp., (the "Corporation") of up to 762,136 shares of Common Stock ( the "shares") pursuant to a Registration Statement on Form S-8 ( the "Registration Statement") to be filed on or about May 28, 1996:

As your counsel we have reviewed and examined:

1.  The Articles of Incorporation of the Corporation, as amended (the
    "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.  The Resolutions of the corporation authorizing the registration;

4.  The minute book of the Corporation;

5. The Corporation's 10-K for 1995, 1994 and 1993; 10Q for the period ending September 30, 1995, and 10Q for the period ending December 31, 1995.

6.  The Form S-8 Registration Statement dated May 28, 1996;

7.  The Consultant and Employee Stock Compensation Plan; and

8. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.




                                       Yours Very Truly,

                                       /S/Donald J. Stoecklein
                                       Donald J. Stoecklein

                                EXHIBIT 10
                CONSULTANT AND EMPLOYEE STOCK OPTION PLAN

           1997 CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN
                        C.E.C. Industries, Corp.


                                    I.
                            Purpose of the Plan.

The purpose of this Plan is to further the growth of C.E.C. Industries, Corp. ("C.E.C.") by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company, through the award of C.E.C.'s common stock.

                                    II.
                                Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of C.E.C. Industries,
   Corp.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, no par value per share, of C.E.C. Industries, Corp.

5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of C.E.C. Industries, Corp. or one or more Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.

7. "Subsidiary" means any corporation that is a subsidiary with regard to C.E.C. Industries, Corp. as that term is defined in Section 424(f) of the Code.

                                   III.
                         Effective Date of the Plan

The effective date of this Plan is May 28, 1996.

                                   IV.
                         Administration of the Plan

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.


                                    V.
                         Stock Subject to the Plan

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 762,136 shares. The Common Stock which is issued on grant of awards may be authorized but unissued shares or shares which have been issued and re-acquired by C.E.C. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.


                                   VI.
                    Persons Eligible to Receive Awards

Awards may be granted only to Employees, or Consultants of the Company, whether individual or corporate.


                                   VII.
                              Grants of Awards

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees or Consultants Awards are to be granted, and the number of shares of Common Stock as to which awards granted to each Employee or consultant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

                                  VIII.
                      Delivery of Stock Certificates

As promptly as practicable after authorizing the grant of an Award, C.E.C. Industries, Corp. shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted.
If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

                                   IX.
                                Employment

Nothing in this Plan or in the grant of an Award shall confer upon any Employee or consultant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any employee at any time for any reason whatsoever, with or without cause.

                                    X.
                           Laws and Regulations

The obligation of C.E.C. Industries, Corp. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for C.E.C. Industries, Corp. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

                                   XI.
                           Withholding of Taxes

If subject to withholding tax, the Company shall be authorized to withhold from an Employer's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding tax to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

                                   XII.
                           Reservation of Shares

C.E.C. Industries, Corp. shall at all times keep reserved for issuance on grant of awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares C.E.C. Industries, Corp., may be required to be issued on the grant of Awards under this Plan.


                                  XIII
                          Termination of the Plan

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

                                   XIV.
                             Delivery of Plan

A Copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

No dealer, salesman, or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.